Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 13, 2015, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Famous Dave’s of America, Inc. on Form 10-K for the year ended December 28, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Famous Dave’s of America, Inc. on Forms S-3 (File No. 333-86358, File No. 333-73504, File No. 333-65428, File No. 333-54562, File No. 333-48492, and File No. 333-95311) and on Forms S-8 (File No. 333-176278, File No. 333-124985, File No. 333-88932, File No. 333-88930, File No. 333-88928, File No. 333-49965, File No. 333-49939, and File No. 333-16299).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

March 13, 2015